Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS Q2 EARNINGS HIGHER THAN

PRIOR GUIDANCE AND LAST YEAR, AND INCREASES EARNINGS

GUIDANCE FOR FULL YEAR FISCAL 2011

***

Company Today Announced the Hiring of Chris Daniel as President

•	Q2 GAAP Diluted EPS of $0.43, a 105% Increase Over Last Year’s Q2 Diluted EPS of $0.21. The Company’s Prior GAAP Diluted EPS Guidance was $0.30-$0.355.

•	Q2 Non-GAAP Adjusted Diluted EPS of $0.45, a 50% Increase Over Last Year’s Q2 Adjusted Diluted EPS of $0.30. The Company’s Prior Non-GAAP Diluted EPS Guidance was $0.32-$0.375.

•

Projected Full Year Fiscal 2011 GAAP Diluted EPS of $1.90-$2.09, a Projected Increase of 43% to 57% Over Fiscal 2010 Full Year GAAP Diluted EPS of $1.33, and an Increase Compared to Prior EPS Guidance which was $1.81-$1.99.

•

Projected Full Year Fiscal 2011 Non-GAAP Adjusted Diluted EPS of $2.03-$2.22, a Projected Increase of 19% to 31% Over Fiscal 2010 Full Year Non-GAAP Adjusted Diluted EPS of $1.70, and an Increase Compared to Prior Adjusted Diluted EPS Guidance which was $1.945-$2.12.

•	Declared Regular Quarterly Cash Dividend of $0.175 Per Share, payable June 28, 2011.

•	All Share and Per Share Amounts Give Effect to Two-For-One Stock Split of March 1, 2011.

•	Chris Daniel Hired as President Effective June 1, 2011.

Philadelphia, PA, April 27, 2011 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2011, which ended March 31, 2011, with its second quarter diluted earnings per share exceeding its prior earnings guidance and significantly exceeding its prior year second quarter earnings results. The Company also increased its earnings guidance for the full year fiscal 2011. Yesterday, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share payable June 28, 2011. Also, today the Company announced the hiring of Chris Daniel as its President, effective June 1, 2011.

DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 2

Second Quarter Fiscal 2011 Financial Results

•

GAAP net income for the second quarter of fiscal 2011 was $5.6 million, or $0.43 per share (diluted), a significant increase compared to GAAP net income of $2.6 million, or $0.21 per share (diluted) for the second quarter of fiscal 2010. This second quarter fiscal 2011 GAAP earnings performance was better than the Company’s guidance, provided in its January 27, 2011 press release, of GAAP diluted earnings per share of between $0.30 and $0.355.

•

Non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for the second quarter of fiscal 2011 was $5.9 million, or $0.45 per share (diluted), an increase of 53% over the comparably adjusted non-GAAP net income for the second quarter of fiscal 2010 of $3.8 million, or $0.30 per share (diluted). This second quarter fiscal 2011 non-GAAP adjusted earnings performance was better than the Company’s guidance, provided in its January 27, 2011 press release, of non-GAAP adjusted diluted earnings per share of between $0.32 and $0.375.

•

GAAP net income and Non-GAAP adjusted net income for the second quarter of fiscal 2011 include a reduction of state income tax expense, net of federal expense, of $0.9 million, or $0.07 per share (diluted), related to settlements of uncertain income tax positions.

•	Adjusted EBITDA was $12.3 million for the second quarter of fiscal 2011, an increase of 27% over the $9.6 million of Adjusted EBITDA for the second quarter of fiscal 2010.

•

Adjusted EBITDA before restructuring and other charges was $12.3 million for the second quarter of fiscal 2011, an increase of 10% over the $11.1 million of Adjusted EBITDA before restructuring and other charges for the second quarter of fiscal 2010.

•

Net sales for the second quarter of fiscal 2011 increased 2.1% to $133.8 million from $131.1 million for the second quarter of fiscal 2010 and were slightly below the low end of the Company’s guidance range of $134 to $137 million provided in January. The increase in sales for the second quarter of fiscal 2011 compared to fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company’s maternity apparel leased department relationship with Macy’s® and (2) increased Internet sales, partially offset by (3) decreased sales related to the Company’s continued efforts to close underperforming stores, and (4) decreased sales from the Company’s licensed wholesale relationship, with a shift in shipments from March to April driven by the later timing of Easter this year versus last year.

•

Comparable retail sales (which consists of comparable store sales and Internet sales) for the second quarter of fiscal 2011 increased 0.3% versus a comparable retail sales decrease of 4.4% for the second quarter of fiscal 2010. During the second quarter of fiscal 2011, comparable store sales decreased 0.9%, and Internet sales increased 17.7%. The comparable store sales decrease of 0.9% during the second quarter of fiscal 2011 was near the top end of the Company’s guidance range of down 0.5% to down 2.5% provided in January.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 3

First Six Months of Fiscal 2011 Financial Results

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GAAP net income for the first six months of fiscal 2011 was $10.8 million, or $0.83 per share (diluted), a significant increase compared to GAAP net income of $3.9 million, or $0.31 per share (diluted) for the first six months of fiscal 2010.

•

Non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for the first six months of fiscal 2011 was $11.6 million, or $0.89 per share (diluted), an increase of 51% over the comparably adjusted non-GAAP net income for the first six months of fiscal 2010 of $7.7 million, or $0.61 per share (diluted).

•

GAAP net income and Non-GAAP adjusted net income for the first six months of fiscal 2011 include a reduction of state income tax expense, net of federal expense, of $0.9 million, or $0.07 per share (diluted), related to settlements of uncertain income tax positions.

•	Adjusted EBITDA was $25.6 million for the first six months of fiscal 2011, an increase of 46% over the $17.5 million of Adjusted EBITDA for the first six months of fiscal 2010.

•

Adjusted EBITDA before restructuring and other charges was $25.6 million for the first six months of fiscal 2011, an increase of 12% over the $22.7 million of Adjusted EBITDA before restructuring and other charges for the first six months of fiscal 2010.

•

Net sales for the first six months of fiscal 2011 increased 1.6% to $269.3 million from $264.9 million for the first six months of fiscal 2010. The increase in sales for the first six months of fiscal 2011 compared to fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company’s maternity apparel leased department relationship with Macy’s, (2) increased Internet sales, and (3) increased sales due to the opening of an additional 217 Sears® and Kmart® leased department locations in September and October 2010, partially offset by (4) decreased sales related to the Company’s continued efforts to close underperforming stores, and (5) decreased sales from the Company’s licensed wholesale relationship, with a shift in shipments from March to April driven by the later timing of Easter this year versus last year.

•

Comparable retail sales for the first six months of fiscal 2011 increased 1.5% versus a comparable retail sales decrease of 4.4% for the first six months of fiscal 2010. During the first six months of fiscal 2011, comparable store sales increased 0.4%, and Internet sales increased 17.8%.

Trailing Twelve Months Financial Results

•	For the trailing twelve months ended March 31, 2011, Adjusted EBITDA was $56.4 million and Adjusted EBITDA before restructuring and other charges was $56.8 million.

•

For the trailing twelve months ended March 31, 2011, GAAP net income was $23.8 million, or $1.84 per share (diluted) and non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) was $25.4 million, or $1.96 per share (diluted).

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 4

Cash Dividend and Stock Split

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Yesterday the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share, payable June 28, 2011 to stockholders of record at the close of business on June 7, 2011.

•

On March 1, 2011, the Company effected a two-for-one stock split in the form of a stock dividend. All share and per share amounts included in this second quarter fiscal 2011 earnings release give effect to the stock split and have been adjusted retroactively for all periods presented.

Restructuring and Other Charges

•

Beginning in late fiscal 2008, the Company implemented a significant restructuring and cost reduction program, with the objectives of simplifying its merchandise brand and store nameplate structure, improving and simplifying critical processes, and reducing its expense structure. The Company has substantially completed the planned activities of the initiative and incurred $3.9 million of pretax expense related to this initiative in fiscal 2010, of which $1.1 million was incurred in the second quarter of fiscal 2010 and $3.6 million was incurred in the first six months of fiscal 2010. This initiative resulted in pretax savings of approximately $12 million in fiscal 2009, with incremental pretax savings of approximately $11 million in fiscal 2010. The Company projects total annualized pretax savings of approximately $29 million in fiscal 2011 as a result of this initiative, which includes the savings realized in fiscal 2009 and fiscal 2010.

•

In addition, the Company recorded pretax charges of $1.7 million in the first six months of fiscal 2010, of which $0.4 million was incurred in the second quarter, associated with the retirement of the Company’s President and Chief Creative Officer in September 2010 and the retirement of the Company’s non-executive Chairman of the Board in January 2010.

Retail Locations

The table below summarizes store opening and closing activity for the second quarter and first six months of fiscal 2011 and 2010, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The increase in leased department locations at March 31, 2011 versus March 31, 2010 predominantly reflects the opening of 516 leased department locations in January and February 2011 for the Company’s Macy’s expansion, and an additional 217 Sears and Kmart leased department locations in September and October 2010.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 5

	Second Quarter Ended		Six Months Ended
	03/31/11	03/31/10	03/31/11	03/31/10
Store Openings (1)
Total	3	4	4	6
Multi-Brand Store Openings	2	4	3	5

Store Closings (1)
Total	21	16	30	21
Closings Related to Multi-Brand Store Openings	6	11	7	13

Period End Retail Location Count (1)
Stores	672	709	672	709
Leased Department Locations	1,703	979	1,703	979

Total Retail Locations (1)	2,375	1,688	2,375	1,688

(1)	Excludes international franchised locations.

	Second Quarter Ended		Six Months Ended
	03/31/11	03/31/10	03/31/11	03/31/10
International Franchised Location Openings
Stores	2	2	2	3
Shop-in-Shop Locations	6	4	19	4

Total International Franchised Location Openings	8	6	21	7

Period End International Franchised Location Count
Stores	10	4	10	4
Shop-in-Shop Locations	42	11	42	11

Total International Franchised Locations	52	15	52	15

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are pleased with the continued increase in the profitability of our business and the continued progress we are making in improving our sales performance. Our GAAP diluted earnings per share was $0.43 for the second quarter of fiscal 2011, which exceeded the top end of our prior earnings guidance range of $0.30 to $0.355 per share that we provided in our January 27, 2011 press release, and was significantly higher than last year’s second quarter GAAP diluted earnings of $0.21 per share.

“Our comparable retail sales (including internet sales) have increased for both the second quarter and the first six months of fiscal 2011, and our comparable store sales decrease of 0.9% for the second quarter was near the top end of our guidance range of down 0.5% to down 2.5% provided in our January 27 press release.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 6

“As part of our focus on initiatives to drive profitable sales growth, in February 2011 we completed the significant expansion of our maternity apparel leased department relationship with Macy’s, increasing from 115 Macy’s locations to our current 632 Macy’s locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. We have been a proud partner with Macy’s for nearly 20 years, and this expansion deepens our position as the leading maternity apparel retailer in the world. Although we experienced a slower than planned ramp up of sales from our Macy’s expansion, this does not dampen either our enthusiasm or our view of the sales potential for this initiative. With this slower than planned ramp up, our total sales of $133.8 million for the second quarter was slightly below the low end of our sales guidance range of $134 to $137 million, even though our comparable store sales performance for the quarter was near the top end of our guidance range.

“Today we announced the hiring of Chris Daniel as our President. Chris has significant experience leading women’s fashion apparel brands and has had great experience in serving a niche customer demographic in a specialty retailing environment through his Torrid leadership position. Chris brings to Destination Maternity a great skill set as a customer-focused retail executive with deep merchandising experience. We are confident that Chris’s talent, experience, creativity and energy will help us continue to drive improved sales performance and help us achieve our mission of becoming an even stronger global leader in the maternity apparel business.”

Cash Dividend and Stock Split

“During the second quarter of fiscal 2011, we initiated a regular quarterly cash dividend and completed a two-for-one split of our common stock. Initiating a regular quarterly cash dividend demonstrates our confidence in the Company’s financial strength and prospects for the future, and highlights our strong earnings and cash flow generation and our commitment to continue to drive shareholder value. In addition, we believe that the stock split, combined with the regular quarterly cash dividend, makes our stock even more attractive to a broader range of investors and may increase the trading liquidity of our stock.

“Over the past several years, we have used our free cash flow predominantly to pre-pay debt and, as a result, we have significantly reduced our financial leverage and our interest expense, as reflected by our

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 7

total debt decreasing from $128.9 million at the end of fiscal 2005 to $42.0 million at the end of the second quarter of fiscal 2011, and our interest expense decreasing from $15.3 million in fiscal 2005 to a projected level of approximately $2.3 million in fiscal 2011. With this significant reduction in our financial leverage and interest expense, we decided it was appropriate to begin to use a portion of our earnings and cash flow to return cash to our stockholders through a regular quarterly cash dividend which can enhance the total return to our stockholders, while also potentially broadening our investor base.”

Guidance for Fiscal 2011

“Looking forward, we are confident that we can continue to drive significant growth in earnings, while also growing our sales and positioning our company for continued future growth, by continuing to improve our product and customer experience, and continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.” Given the continued uncertainty as to the timing and extent of a recovery in consumer spending, we continue to plan our sales and inventory conservatively.

“Our financial guidance for the full year fiscal 2011 is as follows:

•

Net sales in the $555 to $565 million range, representing a projected sales increase of between 4.5% and 6.4% versus fiscal 2010 net sales of $531.2 million. The planned increase in net sales for fiscal 2011 versus fiscal 2010 is driven primarily from the expansion into over 500 additional Macy’s locations in January and February 2011; the expansion of the Sears and K-Mart relationships, with 217 additional Sears and K-Mart maternity locations added in September and October 2010; and the continued planned growth of our Internet sales.

•

We are planning continued improvement in our comparable store sales and comparable retail sales performance. However, it is important to note that our comparable store sales and comparable retail sales will be negatively impacted by our significant Macy’s leased department expansion completed in February 2011. The following table provides guidance for our projected full year fiscal 2011 comparable store sales and comparable retail sales, both before and after the projected impact of this leased department expansion. Included in the guidance range for comparable retail sales (which consists of comparable store sales and Internet sales) is a projected increase in Internet sales of between 15% and 20% for fiscal 2011.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 8

	Comparable Store Sales	Comparable Retail Sales
Including projected cannibalization impact of leased department expansion	Down 1.0% to Up 1.0%	Flat to Up 2.0%

Excluding projected cannibalization impact of leased department expansion	Up 1% to Up 3%	Up 2% to Up 4%

•

Gross margin for fiscal 2011 is expected to increase modestly versus fiscal 2010, driven by improved year-over-year gross margin in the first half of the year with gross margin for the second half of fiscal 2011 planned to be essentially flat versus the second half of fiscal 2010.

•

Total selling, general and administrative (SG&A) expenses are planned to be higher than fiscal 2010 in dollar terms and slightly lower than fiscal 2010 as a percentage of net sales. The projected SG&A expense increase for the full year primarily results from additional operating expenses resulting from the Macy’s leased department expansion in January and February 2011 and certain other projected expense increases, partially offset by expense savings from the Company’s restructuring and cost reduction initiatives.

•

Operating income in the $41.5 to $45.5 million range, a projected increase of between 32% and 45% compared to fiscal 2010 operating income of $31.4 million. Operating income before restructuring and other charges is projected in the $41.8 to $45.8 million range, a projected increase of between 13% and 24% compared to fiscal 2010 operating income, before restructuring and other charges, of $37.1 million.

•

GAAP diluted earnings per share of between $1.90 and $2.09 per share for fiscal 2011, a projected increase of between 43% and 57% compared to earnings of $1.33 per share (diluted) for fiscal 2010. This guidance range for fiscal 2011 GAAP diluted earnings per share of $1.90 to $2.09 is higher than the prior guidance range of $1.81 to $1.99 provided by the Company in its January 27, 2011 press release.

•

Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) is projected to be between $2.03 and $2.22 per share for fiscal 2011, a projected increase of between 19% and 31% versus non-GAAP adjusted diluted earnings per share of $1.70 per share for fiscal 2010, and higher than the Company’s prior guidance range of $1.945 to $2.12.

•

Adjusted EBITDA in the $58.2 to $62.2 million range, a projected increase of between 20% and 29% compared to the fiscal 2010 Adjusted EBITDA of $48.3 million. Adjusted EBITDA before restructuring and other charges is projected in the $58.5 to $62.5 million range, a projected increase of between 8% and 16% versus the fiscal 2010 figure of $54.0 million.

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Open approximately 8 to 12 new stores during the year, including approximately 4 to 6 new multi-brand Destination Maternity stores, and close approximately 45 to 54 stores, with approximately 8 to 12 of these planned store closings related to openings of new Destination Maternity stores.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 9

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Capital expenditures planned at between $12 and $14 million compared to fiscal 2010 capital expenditures of $10.4 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $7 million and $9 million, compared to $7.4 million in fiscal 2010.

•

Inventory at fiscal 2011 year end planned to be approximately 5-9% higher (approximately $4 to $7 million higher) than fiscal 2010 year end, primarily due to inventory increases related to the Macy’s expansion.

•

Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of approximately $16 to $21 million for the full year fiscal 2011. Based on the Company’s current quarterly dividend rate of $0.175 per share, the dividend would use approximately $6.9 million of this cash flow for fiscal 2011 (reflecting three quarterly dividend payments in fiscal 2011) and approximately $9.2 million on an annualized basis.

“We expect our comparable retail sales for the full month of April to increase between 1% and 5% on a reported basis, and to be between a decrease of 2% and an increase of 2% after adjusting for the “days adjustment calendar shift,” reflecting one more Saturday and one less Thursday in April 2011 compared to April 2010. We expect our comparable store sales for the full month of April to increase between 0% and 4% on a reported basis, and to be between a decrease of 3% and an increase of 1% after adjusting for the “days adjustment calendar shift.” It is important to note that all of these projected comparable retail sales and comparable store sales performance ranges are negatively impacted by the projected cannibalization impact of our Macy’s leased department expansion, which had its first full month of operation in March.

“Our financial guidance for the third quarter of fiscal 2011 is as follows:

•	Net sales in the $149.0 to $154.5 million range.

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Comparable store sales of between a decrease of 2.8% and an increase of 1.1% on a reported basis (including the projected cannibalization impact of the Macy’s leased department expansion) and an increase in Internet sales of between 15% and 20%. We project the cannibalization impact of the Macy’s leased department expansion to hurt our third quarter comparable store sales by about 3 percentage points.

•

GAAP diluted earnings per common share of between $0.72 and $0.83 per share, a projected increase of between 7% and 24% compared to the GAAP diluted earnings per share of $0.67 for the third quarter of fiscal 2010.

•

Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) of between $0.76 and $0.87 per share, versus comparably adjusted non-GAAP diluted earnings per share of $0.74 for the third quarter of fiscal 2010.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 10

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable store sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business – streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion

b.	Potential growth of our leased department and licensed relationships

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales

d.	Selective new store openings and relocations in the U.S. and Canada

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “We feel very good about our Company’s position and the actions we have taken to improve the profitability of our business and generate increased shareholder value, even in the face of a challenging sales environment, while also making investments and pursuing targeted initiatives for

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 11

profitable future sales growth. We are proud of what we have accomplished in the past two to three years to significantly improve our operating results, our financial position, and our outlook. At the same time, we are not complacent and we have not been satisfied with our sales performance, although we recognize that over the past two to three years we have faced the dual challenges of a deep recession and a 6.0% decrease in births in the United States. We are focused on continuing to turn around our sales performance through initiatives to continue to enhance our merchandise assortments, merchandise presentation and customer experience, and we are cautiously optimistic that we may be seeing some initial signs of this turnaround, as evidenced by our positive comparable store sales for the first six months of this fiscal year. We are confident in our ability to continue to manage our business through this uncertain consumer environment and to continue to drive near term improvements while also making progress towards our longer term goals.”

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2011 earnings and future financial guidance. You can participate in this conference call by calling (866) 788-0542. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “37019535.” In the event that you are unable to participate in the call, a replay will be available through Thursday, May 12, 2011 by calling (888) 286-8010. The passcode for the replay is “93805587.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2011, Destination Maternity operates 2,375 retail locations, including 672 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India and the Middle East.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, earnings, net sales, comparable retail sales, comparable store sales, Internet sales, other results of operations, liquidity and financial condition, and various

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2011 RESULTS	Page 12

business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/11	3/31/10 (1)	3/31/11	3/31/10 (1)
Net sales	$133,833	$131,130	$269,268	$264,901
Cost of goods sold	59,644	59,742	122,146	121,819

Gross profit	74,189	71,388	147,122	143,082
Gross margin	55.4%	54.4%	54.6%	54.0%
Selling, general and administrative expenses (SG&A)	65,527	63,782	129,031	127,715
SG&A expenses as a percentage of net sales	49.0%	48.6%	47.9%	48.2%
Store closing, asset impairment and asset disposal expenses	373	920	616	1,608
Restructuring and other charges	—	1,478	—	5,255

Operating income	8,289	5,208	17,475	8,504
Interest expense, net	599	851	1,243	1,806
Loss on extinguishment of debt	—	—	9	30

Income before income taxes	7,690	4,357	16,223	6,668
Income tax provision	2,097	1,724	5,382	2,779

Net income	$5,593	$2,633	$10,841	$3,889

Net income per share – basic	$0.44	$0.22	$0.86	$0.32

Average shares outstanding – basic	12,777	12,231	12,642	12,163

Net income per share – diluted	$0.43	$0.21	$0.83	$0.31

Average shares outstanding – diluted	13,088	12,607	13,041	12,526

Supplemental information:
Net income, as reported	$5,593	$2,633	$10,841	$3,889
Add: restructuring and other charges, net of tax	—	902	—	3,206
Add: stock compensation expense, net of tax	277	310	742	579
Add: loss on extinguishment of debt, net of tax	—	—	6	18

Adjusted net income, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$5,870	$3,845	$11,589	$7,692

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$0.45	$0.30	$0.89	$0.61

(1)	Share and per share amounts have been retroactively adjusted to give effect to the two-for-one stock split on March 1, 2011.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2011	September 30, 2010	March 31, 2010
Cash and cash equivalents	$21,025	$24,633	$16,299
Inventories	86,792	80,735	77,064
Property, plant and equipment, net	58,294	58,702	60,949
Line of credit borrowings	—	—	—
Total debt	41,995	45,161	50,868
Net debt (1)	20,970	20,528	34,569
Stockholders’ equity	83,017	71,598	55,639

(1)	Net debt represents total debt minus cash and cash equivalents and short-term investments.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA (1)

and Adjusted EBITDA Before Restructuring and Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring and Other Charges

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six months Ended
	3/31/11	3/31/10	3/31/11	3/31/10
Net income	$5,593	$2,633	$10,841	$3,889
Add: income tax provision	2,097	1,724	5,382	2,779
Add: interest expense, net	599	851	1,243	1,806
Add: loss on extinguishment of debt	—	—	9	30

Operating income	8,289	5,208	17,475	8,504
Add: depreciation and amortization expense	3,210	3,239	6,354	6,680
Add: loss on impairment of long-lived assets	245	559	374	1,234
Add: loss on disposal of assets	86	119	156	122
Add: stock compensation expense	446	508	1,191	949

Adjusted EBITDA (1)	12,276	9,633	25,550	17,489
Add: restructuring and other charges	—	1,478	—	5,255

Adjusted EBITDA before restructuring and other charges	$12,276	$11,111	$25,550	$22,744

Net sales	$133,833	$131,130	$269,268	$264,901

Operating income margin (operating income as a percentage of net sales)	6.2%	4.0%	6.5%	3.2%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.2%	7.3%	9.5%	6.6%
Adjusted EBITDA margin before restructuring and other charges (adjusted EBITDA before restructuring and other charges as a percentage of net sales)	9.2%	8.5%	9.5%	8.6%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock compensation expense.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended March 31, 2011

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$535,559
Cost of goods sold	240,493

Gross profit	295,066
Gross margin	55.1%
Selling, general and administrative expenses (SG&A)	252,969
SG&A expenses as a percentage of net sales	47.2%
Store closing, asset impairment and asset disposal expenses	1,290
Restructuring and other charges	403

Operating income	40,404
Interest expense, net	2,737
Loss on extinguishment of debt	30

Income before income taxes	37,637
Income tax provision	13,856

Net income	$23,781

Net income per share – basic	$1.90

Average shares outstanding – basic	12,543

Net income per share – diluted	$1.84

Average shares outstanding – diluted	12,948

Supplemental information:
Net income, as reported	$23,781
Add: restructuring and other charges, net of tax	251
Add: stock compensation expense, net of tax	1,359
Add: loss on extinguishment of debt, net of tax	19

Adjusted net income, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$25,410

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$1.96

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring and Other Charges

For the Twelve Months Ended March 31, 2011

(in thousands, except percentages)

(unaudited)

Net income	$23,781
Add: income tax provision	13,856
Add: interest expense, net	2,737
Add: loss on extinguishment of debt	30

Operating income	40,404
Add: depreciation and amortization expense	12,591
Add: loss on impairment of long-lived assets	1,005
Add: loss on disposal of assets	230
Add: stock compensation expense	2,178

Adjusted EBITDA	56,408
Add: restructuring and other charges	403

Adjusted EBITDA before restructuring and other charges	$56,811

Net sales	$535,559

Operating income margin	7.5%
Adjusted EBITDA margin	10.5%
Adjusted EBITDA margin before restructuring and other charges	10.6%

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Restructuring and Other Charges, Stock Compensation

Expense, and Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending 9/30/11	Actual for the Year Ended 9/30/10 (1)(2)
Net income per share – diluted (3)	$1.90 to 2.09	$1.33
Add: per share effect of restructuring and other charges	0.01	0.28
Add: per share effect of stock compensation expense	0.12	0.10
Add: per share effect of loss on extinguishment of debt	—	—

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt (3)	$2.03 to 2.22	$1.70

(1)	Components do not add to total due to rounding.
(2)	Amounts have been retroactively adjusted to give effect to the two-for-one stock split on March 1, 2011.
(3)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2011 are based on approximately 13,147,000 projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Restructuring and Other Charges, Stock Compensation

Expense, and Loss on Extinguishment of Debt

(unaudited)

	Projected for the Third Quarter Ending 6/30/11	Actual for the Third Quarter Ended 6/30/10 (1)
Net income per share – diluted (2)	$0.72 to 0.83	$0.67
Add: per share effect of restructuring and other charges	0.01	0.04
Add: per share effect of stock compensation expense	0.03	0.03
Add: per share effect of loss on extinguishment of debt	—	0.00

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt (2)	$0.76 to 0.87	$0.74

(1)	Amounts have been retroactively adjusted to give effect to the two-for-one stock split on March 1, 2011.
(2)	Projected net income and projected adjusted net income per share – diluted for the third quarter ending June 30, 2011 are based on approximately 13,234,000 projected average diluted shares outstanding.

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for the Year Ending 9/30/11	Actual for the Year Ended 9/30/10 (1)
Net income	$25.0 to 27.4	$16.8
Add: income tax provision	14.2 to 15.8	11.3
Add: interest expense, net	2.3	3.3
Add: loss on extinguishment of debt	—	0.1

Operating income	41.5 to 45.5	31.4
Add: depreciation and amortization expense	12.7	12.9
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.6	2.1
Add: stock compensation expense	2.4	1.9

Adjusted EBITDA	58.2 to 62.2	48.3
Add: restructuring and other charges	0.3	5.7

Adjusted EBITDA before restructuring and other charges	$58.5 to 62.5	$54.0

(1)	Components do not add to total due to rounding.

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